Exhibit 10.1
ADVISOR AGREEMENT

This Advisor Agreement is entered into between Coinbase, Inc. (“Company”) and the advisor named on the signature page hereto (“Advisor”) as of the date Advisor and Company sign this Advisor Agreement (“Effective Date”). Company and Advisor agree as follows:
1.Services. Advisor shall serve as an advisor to the Company from September 2, 2026 through November 30, 2026 (“Term”). Advisor will provide advising and transitional services to the Company, including, without limitation, meeting with members of the Company’s leadership team regarding the People team and other matters and such other services as requested by the Company’s management (the “Services”). Advisor represents that Advisor has the qualifications, the experience and the ability to properly perform the Services. Advisor shall use commercially reasonable efforts to perform the Services such that the results are satisfactory to the Company.
2.Consideration. As consideration due to Advisor for the Services, the Company agrees to the following:
(a)Notwithstanding any contrary provision in the Company’s stock plans and/or plan award agreements, all of Advisor’s unvested Company equity awards (including restricted stock units) shall cease vesting, expire, and be forfeited effective as of the end of the Term, or upon any earlier termination in accordance with the terms of this Advisor Agreement, without consideration. Except as modified by the foregoing sentence, each of Advisor’s equity awards will continue to be governed by the existing terms of the award agreements evidencing such equity awards.
(b)The Company agrees to pay Advisor, within ten (10) business days following November 30, 2026, a lump sum payment in the gross amount of $182,500.00, less applicable state and federal payroll deductions.
Advisor further acknowledges and agrees that the Company has encouraged Advisor to consult with a tax advisor before executing this Advisor Agreement.
3.Ownership. Company shall own, and Advisor shall assign and hereby does assign to Company, all intellectual property and related rights throughout the world that arise in whole or part out of, or in connection with, the Services or any Proprietary Information (as defined below) (“Inventions”).
4.Proprietary Information. Advisor agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) Advisor obtains from or assigns to Company, or learns in connection with the Services, constitute “Proprietary Information.” Advisor will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Advisor shall not be so obligated with respect to information that (i) is or becomes readily publicly available without restriction through no fault of Advisor, or (ii) Advisor knew without restriction prior to its disclosure by Company (unless subject to a previous Confidentiality Agreement). Upon termination or as otherwise requested by Company, Advisor will promptly return to Company or destroy all items and copies containing or embodying Proprietary Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement shall be construed to prevent disclosure of Proprietary Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.
5.Solicitation. Advisor agrees that during the term of this Agreement and for one (1) year thereafter, Advisor will not encourage or solicit any employee or consultant of Company to leave Company for any reason except pursuant to a general solicitation through the media or by a search firm, in either case, that is not directed specifically to any employees of the Company.
6.Termination. Either party may terminate this Agreement at any time, for any reason, by giving the other notice. For avoidance of doubt, in the event of termination by the Company or by the Advisor for any reason prior to the end of the Term, the Advisor shall not receive the consideration described in Section 2 of this Advisor Agreement. In addition, this Agreement shall automatically end at the end of the Term, unless extended by mutual agreement of the parties or terminated early by either party. Sections 2 through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.
7.Conflict of Interest Guidelines. Advisor agrees to adhere to any Company or Coinbase policies applicable to advisors and contractors, including any policies against trading based on material non-public information and the Conflict of Interest Guidelines attached as Exhibit A hereto, which may be revised from time to time during the advisor relationship; provided, that any such revisions shall not apply to Advisor without Advisor’s written consent.
8.Relationship of the Parties; No Conflicts; Promotional Rights.
(a) Advisor’s relationship with the Company will be that of an independent contractor, and Advisor will not be an agent, employee or representative of the Company. Advisor understands that Advisor will have no authority to enter into contracts or create obligations on behalf of the Company. Accordingly, Advisor acknowledges that Advisor will not be eligible for any employee benefits. Advisor agrees that Advisor is obligated to report as income all consideration that Advisor receives in connection with Advisor’s services under this Agreement, and Advisor agrees to pay all self-employment and other taxes thereon. Except as set forth above or as may be required pursuant to applicable law, Company will withhold no taxes or other monies from any compensation paid to Advisor, and Advisor will be solely responsible for the payment of all federal, state, and local taxes or other contributions or payments imposed or required under the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, income tax withholding requirements, and all other federal, state, and local laws, rules, and regulations regarding the performance or provision of the Services under this Agreement and regarding Advisor’s status as an independent contractor. Advisor agrees to indemnify, defend, and hold the Company harmless from any costs, expenses, penalties, or damages (including attorneys’ fees) arising from Advisor’s failure to properly pay such taxes or contributions and/or the Company not withholding or remitting any taxes, contributions, or payments regarding compensation paid to Advisor under this Agreement.
(b)Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party. During the Term, Advisor will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of actual or reasonably anticipated business of Company.
(c)For the avoidance of doubt, Advisor shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.
(d)During the Term, Company may use and authorize the use of Advisor’s name, likeness and biographical information in promotional materials, websites and the like.

9.Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor, and Advisor shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company shall be free to transfer any of its rights under this Agreement to a third party. Any breach of Sections 3, 4, 5 or 8 may cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company shall be entitled to seek injunctive relief with respect thereto in addition to any other remedies. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees. Any notice shall be given in writing by first class mail or electronic mail and addressed to the party to be notified at the address below, or at such other address or email address as the party may designate by 10 days’ advance written notice to the other party.
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The undersigned have executed this Advisor Agreement as of July 23, 2026 (the “Effective Date”).

THE COMPANY: COINBASE, INC.

/s/ Emilie Choi
Name:	Emilie Choi
Title:	President and Chief Operating Officer, Coinbase, Inc.
Date:	July 23, 2026
I HAVE READ THIS DOCUMENT CAREFULLY (INCLUDING EXHIBIT A) AND I UNDERSTAND AND VOLUNTARILY ACCEPT ITS TERMS.

Advisor: Lawrence Brock

/s/ Lawrence Brock
(Signature)

[Signature Page to Advisor Agreement]

EXHIBIT A
CONFLICT OF INTEREST GUIDELINES
It is the Company’s policy to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, independent contractors, and advisors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the best interests of the Company as long as they maintain an active relationship with the Company. The following is a non-exhaustive list and does not serve to modify or displace the obligations that the Company’s employees, independent contractors, and advisors may owe to the Company under applicable statutory or common law. The following are potentially compromising situations that must be avoided:
1.Revealing proprietary information to outsiders or misusing proprietary information, including trading based on material non-public information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. This includes being subject to Coinbase’s Insider Trading Policy.
2.Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.Paying, offering, promising to pay (or authorize any payment or offer of) money or anything of value, directly or indirectly, to any government official in order to wrongfully influence the government official, obtain or retain business, direct business to any person, induce a government official to use his or her influence to affect or influence any act or decision, or for any other improper purpose.
4.Initiating or approving personnel actions affecting reward or punishment of contractors, employees or applicants where there is a family relationship or where there is or appears to be a personal or social involvement influencing such decisions.
5.Initiating or approving any form of personal or social harassment of employees, contractors, vendors, or customers.
6.Investing in or holding an outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.
7.Borrowing from or lending to employees, customers, or suppliers.
8.Acquiring real estate of interest to the Company.
9.Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.
10.Making any unlawful agreement with distributors with respect to prices.
11.Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.
Each contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in the end of your assignment.